Exhibit 3.1

Execution Copy

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

BIRNER DENTAL MANAGEMENT SERVICES, INC.

a Colorado Corporation

PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 7-106-102 of the

Colorado Business Corporation Act

BIRNER DENTAL MANAGEMENT SERVICES, INC., a corporation organized and existing under the laws of the State of Colorado (the “Company”), DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of the Colorado Business Corporation Act, the Company’s Board of Directors has duly adopted the following resolution creating a series of the class of its authorized preferred stock, designated as Series A Convertible Preferred Stock:

RESOLVED THAT:

Whereas, by virtue of the authority contained in its Articles of Incorporation, as amended, the Company has the authority to issue 10,000,000 shares of preferred stock, no par value per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Company’s Board of Directors pursuant to the applicable law of the State of Colorado;

Now, therefore, the Company’s Board of Directors hereby establishes a series of the class of preferred stock authorized to be issued by the Company as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

1.           DESIGNATION AND AMOUNT

The designation of this series of Series A Preferred Stock, which consists of 100 shares, 10 of which shares shall be initially outstanding as of the effective date of these Articles of Amendment, is the Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”).

1

2.           DEFINITIONS

For the purposes of these Articles of Amendment, the following definitions apply:

“Affiliate” means with respect to any Person, any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (ii) which beneficially owns or holds 10% or more of any class of the voting stock of such first Person, or (iii) whereby 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of such other Person is beneficially owned or held by such first Person or by a Subsidiary (or Managed PC, as applicable) of such first Person.

“Approved Holder Majority” has the meaning ascribed to such term in Section 12(b).

“Approved Stock Plan” means any employee benefit plan that has been approved by the board of directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant or director for services provided to the Company.

“as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series B Preferred Stock that is either (x) then outstanding or (y) issuable upon conversion of the Notes and Series A Preferred Stock then outstanding, as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction, are assumed to be then outstanding.

“Bank” means Guaranty Bank and Trust Company, a Colorado bank.

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Common Stock” means the common stock, without par value, of the Company as constituted on the date hereof and any stock into which any such common stock is changed or any stock resulting from any stock split, stock dividend or other recapitalization or reclassification of any such common stock.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock (other than such instruments issued pursuant to a dividend reinvestment plan or share purchase plan or similar plans), including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock, note or other evidence of indebtedness that is convertible into or exchangeable or exercisable for shares of Common Stock.

“Company” means Birner Dental Management Services, Inc., a Colorado corporation.

2

“Contingent Liabilities” means each obligation and liability of the Company and all such obligations and liabilities of the Company incurred pursuant to any agreement, undertaking or arrangement by which the Company: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) undertakes or agrees to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.

“Conversion” has the meaning ascribed to such term in Section 5(a).

“Conversion Date” has the meaning ascribed to such term in Section 5(d).

“Conversion Notice” has the meaning ascribed to such term in Section 5(d).

“Conversion Rate” has the meaning ascribed to such term in Section 5(c).

“Dilutive Issuance” means any issuance or sale by the Company of any shares of Common Stock or Common Stock Equivalents (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price equal to the conversion price of Series B Preferred Stock in effect immediately prior to such issue or sale.

“Dividend Payment Date(s)” has the meaning ascribed to such term in Section 3(a).

“EBITDA” means for any period, an amount equal to the sum of (a) consolidated net income for such period plus (b) the following to the extent deducted in calculating such consolidated net income: (i) interest charges for such period, (ii) federal, state and local income taxes for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock compensation expense for such period, (v) all other non-recurring charges (including, without limitation, location closure costs, proxy contest costs and legal costs) approved in advance by Bank, in its reasonable discretion, and (vi) losses for such period from the sale or other disposition of property less (c) the following to the extent included in calculating such consolidated net income: (i) non-cash gains for such period and (ii) gains for such period from the sale or other disposition of property.

3

“Excluded Securities” means any Common Stock issued or issuable: (i) in connection with or pursuant to any Approved Stock Plan; (ii) upon conversion of the Notes, Series A Preferred Stock or Series B Preferred Stock; and (iii) upon conversion of Common Stock Equivalents that are outstanding on the day immediately preceding the date hereof, provided that the terms of such Common Stock Equivalents are not amended, modified or changed in any manner adverse to the Investors on or after the date hereof.

“Fifth Amendment” means the Fifth Amendment, dated as of December 27, 2017, to the Guaranty Bank Agreement.

“Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, Tender Offer or exchange offer that is accepted by such number of holders of outstanding shares of Common Stock resulting in such Person (together with any Affiliates of such Person) holding more than 50% of the outstanding Common Stock of the Company following such purchase, Tender Offer or exchange offer, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person resulting in such other Person (together with any Affiliates of such person) holding more than 50% of the outstanding Common Stock of the Company following such stock purchase agreement or other business combination, or (v) reorganize, recapitalize or reclassify its Common Stock, except for stock splits and stock dividends that do not affect the relative ownership of the shareholders of the Company and for which adjustments are made under the conversion and other applicable provisions of these Articles of Amendment, the Securities Purchase Agreement, the Notes and the Articles of Amendment of Series B Preferred Stock, or (vi) an event where a person, or a group of persons acting together acquires more than 50% of the Common Stock of the Company, measured by total voting power, or (vii) the Company is liquidated or dissolved, or (viii) during any 12-month period, a majority of the board of directors of the Company ceases to be comprised of existing board members at the beginning of the period and any new directors whose election was approved by at least two-thirds of the directors then still in office; provided that, for purposes of Section 8(b), following such transaction the holders of Common Stock immediately prior to such transaction do not own more than 50% of the common equity of the company surviving such business combination transaction or to which such assets are transferred or do not own the common equity in the company surviving such business combination substantially in the same relative proportions as their respective interests in the Common Stock prior to such transaction.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

4

“Governing Document” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its certificate of designation(s) of preferred stock, its bylaws, partnership or operating agreement or other organizational documents, and all shareholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Guaranty Bank Agreement” means the Loan and Security Agreement, by and between the Company and the Bank, including the Fifth Amendment, as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” (and the lower-case version of the same) means, with respect to any Person, all liabilities, obligations and indebtedness of such Person of every kind and nature, including, without limitation: (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (ii) obligations as lessee under any leases (including under any capital leases); (iii) any reimbursement or other obligations under any performance or surety bonds or any letters of credit issued for the account of such Person; (iv) all net obligations in respect of any derivative products; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; and (vi) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed.

“Investor(s)” means the initial purchasers of the Notes and Series A Preferred Stock and their respective successors and assigns.

“Investor Director(s)” has the meaning ascribed to such term in Section 12(a).

“Leverage Ratio” means, on a consolidated basis, the ratio of (a) Indebtedness (as of the end of the most recently completed calendar quarter), other than Indebtedness under the Notes, Series A Preferred Stock and Series B Preferred Stock, to (b) EBITDA (for the most recently completed four calendar quarters).

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries or its Managed PCs.

“Liquidation Event” has the meaning ascribed to such term in Section 4(a).

“Majority Holders” means the holders of a majority of the then-outstanding shares of Common Stock issued or issuable upon conversion of the Notes and Series A Preferred Stock (assuming conversion of (i) the Notes and Series A Preferred Stock into Series B Preferred Stock and (ii) Series B Preferred Stock into Common Stock).

5

“Managed PC” means a professional corporation or comparable entity professional corporation or comparable entity engaged in the practice of dentistry for which the Company provides administrative, business and/or marketing support and advice pursuant to a Management Agreement.

“Management Agreement” means a written agreement pursuant to which the Company provides administrative, business and/or marketing support and advice to a Managed PC.

“Modified Performance Targets” means the following performance targets for the Company: (a) The Company shall achieve a trailing 12-month EBITDA of (i) $2,040,000 by June 30, 2018, (ii) $2,762,500 by December 31, 2018, (iii) $3,612,500 by June 30, 2019, and (iv) $4,675,000 by June 30, 2020; and (b) the Company shall maintain the following maximum Leverage Ratio: (i) 3.75:1 by June 30, 2018 and (ii) 2.5:1 by June 30, 2019 and thereafter.

“Notes” means Convertible Senior Subordinated Secured Loan Notes issued in the aggregate principal amount of $4,990,000 pursuant to the Securities Purchase Agreement, dated as of December 27, 2017, by and among the Company and the initial holders of such Notes and Series A Preferred Stock set forth on the signature pages to such Agreement (the “Securities Purchase Agreement”).

“Performance Targets” means the following performance targets for the Company: (a) The Company shall achieve a trailing 12-month EBITDA of (i) $2,400,000 by June 30, 2018, (ii) $3,250,000 by December 31, 2018, (iii) $4,250,000 by June 30, 2019, and (iv) $5,500,000 by June 30, 2020; and (b) the Company shall maintain the following maximum Leverage Ratio: (i) 3:1 by June 30, 2018 and (ii) 2:1 by June 30, 2019 and thereafter.

“Permitted Indebtedness” means (A) Indebtedness to the Bank not to exceed $9,350,000; (B) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes, as reflected in a written agreement acceptable to the Investors and approved by the Majority Holders in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until 91 days after the maturity date of the Notes or later and (2) total interest and fees at a rate in excess of 3% over the greater of the interest rate for the Notes and the rate for U.S. treasury notes with comparable maturity per annum; (C) Indebtedness existing as of the issuance date of the Notes and set forth in the disclosure schedule to the Securities Purchase Agreement; (D) Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refund, renew, refinance, defease or replace Permitted Indebtedness, provided, however, that (i) such extension, refund, renewal, refinancing, defeasance or replacement is pursuant to terms that are not materially less favorable to the Company, its Subsidiaries, its Managed PCs or the Investors than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refund, renewal, refinancing, defeasance or replacement, the amount of such indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such refund, renewal, refinancing, defeasance or replacement; (E) intercompany indebtedness among the Company and its Subsidiaries and/or its Managed PCs, provided that if issued by the Company, the intercompany indebtedness is subordinated in right of payment to the Notes; (F) obligations of the Company for taxes, assessments, municipal or other governmental charges; (G) obligations of the Company for accounts payable, other than for money borrowed, incurred in the ordinary course of business; (H) Indebtedness incurred solely in respect of letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in amounts and for the purposes customary in the Company’s industry; (I) Contingent Liabilities existing as of the date hereof and disclosed in writing to the Investors, or as otherwise approved in writing by the holders of a majority of the shares of Series A Preferred Stock then outstanding; and (J) purchase money indebtedness which, if secured by a purchase money security interest, is or would be a Permitted Lien, and which is incurred for the purchase of equipment necessary or appropriate for the conduct of the Company’s business in the ordinary course of business.

6

“Permitted Liens” means: (i) Liens granted to the Bank; (ii) any Lien for taxes, assessments or governmental charges or claims not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (iv) any Lien imposed by law or created by operation of law, including, without limitation, materialmen’s mechanics’, landlords’, carriers’, warehousemen’s, suppliers’ and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings; (v) Liens incurred or deposits and pledges made in connection with (1) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or legislation, (2) the performance of letters of credits, bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (3) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due; (vi) reservations, exceptions, encroachments, rights-of-way, covenants, conditions, easements, restrictions and similar encumbrances or charges on real property and minor irregularities in the title thereto that do not (1) secure obligations for the payment of money or (2) materially impair the value of such property or its use by the Company or any of its Subsidiaries or its Managed PCs in the normal conduct of such Person’s business; (vii) any Lien incurred to secure Senior Indebtedness; (viii) Liens securing the Company’s obligations under the Notes; (ix) Liens in favor of the Company or any of its Subsidiaries or Managed PCs; (x) Liens (in addition to the other Liens permitted herein) securing Indebtedness not to exceed $100,000 in the aggregate; (xi) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clause (xi) hereof; provided that such Liens do not extend to any other property of the Company or any of its Subsidiaries or its Managed PCs and the principal amount of the Indebtedness secured by such Lien is not increased; (xii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xiii) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business; (xiv) Liens securing Indebtedness permitted to be incurred pursuant to clause (D) of the definition of Permitted Indebtedness, provided that such Liens do not extend to any other property of the Company or its Subsidiaries or its Managed PCs and the principal amount of the Indebtedness secured by such Lien is not increased; (xv) Liens in the form of pledges by dentists of Managed PCs of interests in such Managed PCs; (xvi) Liens that constitute purchase money security interests on any property securing Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired; and (xvii) Liens in favor of the Company under the Management Agreements.

7

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.

“Preferred Stock” means the preferred stock of the Company.

“Proceeding” (and the lower-case version of the same) means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Purchase Rights” has the meaning ascribed to such term in Section 9.

“Recapitalizations” has the meaning ascribed to such term in Section 3(a).

“Redemption Date” has the meaning ascribed to such term in Section 8(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Purchase Agreement” has the meaning ascribed to such term in Section 2.

“Senior Indebtedness” means the principal of (and premium, if any), interest (including any interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is an allowable claim in such proceeding) on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto and all reimbursement or payment obligations with respect to letters of credit) payable by Company under or in connection with any indebtedness (including any deferrals, renewals, extensions, refinancing, amendments, reclassifications or supplements thereto) of the Company which by its terms expressly does not provide that it ranks pari passu or junior in right of payment to the Notes. Senior Indebtedness shall not, however, include the Notes, or any Indebtedness of the Company to any Subsidiary or Managed PC of the Company. Senior Indebtedness expressly includes the Company’s Indebtedness to the Bank under the Guaranty Bank Agreement.

“Series A Preference Price” means $1,000 per share of Series A Preferred Stock.

“Series A Preferred Stock” has the meaning ascribed to such term in Section 1.

8

“Series B Preferred Stock” means Series B Convertible Preferred Stock of the Company, no par value per share.

“Subordination Agreement” means that certain Subordination Agreement, dated as of December 27, 2017, entered into by the Company and the initial holders of the Notes and Series A Preferred Stock in favor of the Bank (as amended, restated, supplemented, or otherwise modified from time to time).

“Subsidiary” of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries, or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes. “Subsidiary” expressly excludes the Managed PCs.

“Tender Offer” means a broad solicitation by a Person to purchase a substantial percentage of a company’s equity securities.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the Nasdaq Stock Market, the NYSE American or the OTC Markets.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if OTCBB, OTCQB or OTCQX is not a Trading Market (and the daily volume weighted average price of the Common Stock is not reported by Bloomberg L.P.), the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCBB, OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCBB, OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Majority Holders and reasonably acceptable to the board of directors of the Company. If such parties are unable to reach agreement within a reasonable period of time, an appraiser jointly selected by the Majority Holders and reasonably acceptable to the board of directors of the Company shall determine such fair value. The determination of such appraiser shall be final and binding upon the parties. The Company shall pay the fees and expenses of such appraiser.

9

3.           DIVIDENDS

(a)          Cumulative Dividends. Each holder of outstanding shares of Series A Preferred Stock is entitled to receive, out of funds of the Company legally available therefor, cumulative dividends at (A) an initial rate per share of Series A Preferred Stock equal to 5% per annum on the Series A Preference Price (calculated on the basis of a 360-day year comprised of twelve 30-day months, and as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like (collectively, the “Recapitalizations”)), and (B) following the third anniversary date of the issuance date of the Notes, a rate set forth pursuant to Section 3(c) (as adjusted for any Recapitalizations), on the outstanding shares of Series A Preferred Stock, or (if less) at the highest rate then permitted by applicable law, on a pari passu basis with Series B Preferred Stock and in preference to any declaration or payment of dividends with respect to the Common Stock. Such dividends shall accrue and cumulate on each share from the date of the original issuance of such share and shall accrue on a quarterly basis whether or not earned or declared. The Company shall pay such dividends to each holder of outstanding shares of Series A Preferred Stock (who is a holder of record of such Series A Preferred Stock on the applicable Dividend Payment Date) on March 31, June 30, September 30 and December 31 (each, the “Dividend Payment Date” and collectively, the “Dividend Payment Dates”), beginning March 31, 2018 (i) in additional shares of Series A Preferred Stock or (ii) in cash, at the option of the Company, subject in the case of payment in cash to the Subordination Agreement. If the Company elects to pay any dividend in cash, the Company shall pay the full dividend in cash. Cumulative dividends paid in kind shall be at the assumed value of $1,000 per share of Series A Preferred Stock. The Company shall pay any dividend payable in cash in United States dollars.

(b)          Unpaid or Pro-Rata Dividends. If and to the extent that the Company does not for any reason pay the entire dividend payable for a particular dividend period on the applicable Dividend Payment Date for such period, such unpaid dividends shall be automatically paid in kind in additional shares of Series A Preferred Stock to the holders of Series A Preferred Stock (who are the holders of record on the applicable Dividend Payment Date) on the first date on which such dividends in kind can be paid in accordance with applicable law. The Company shall fully pay such unpaid dividends before the Company declares or pays upon or sets apart any distribution, whether by way of dividend or otherwise, for the Common Stock or any other series of the preferred stock of the Company other than Series A Preferred Stock and Series B Preferred Stock. Nothing contained herein establishes or requires any payment or other charges in excess of the maximum permitted by applicable law.

10

(c)          VWAP Measurement. Following the third anniversary date of the issuance date of the Notes, the Company shall pay each holder of outstanding shares of Series A Preferred Stock, out of funds of the Company legally available therefor, cumulative dividends at a rate per share of Series A Preferred Stock (calculated on the basis of a 360-day year comprised of twelve 30-day months and as adjusted for any Recapitalizations) equal to (i) 5.0% per annum on the Series A Preference Price if the VWAP for each of any 30 consecutive Trading Days during the immediately preceding quarter is less than $15 per share of Common Stock, (ii) 2.5% per annum on the Series A Preference Price if the VWAP for each of any 30 consecutive Trading Days during the immediately preceding quarter is equal to or greater than $15 per share of Common Stock and equal to or less than $20 per share of Common Stock, and (iii) 0% per annum on the Series A Preference Price if the VWAP for each of any 30 consecutive Trading Days during the immediately preceding quarter exceeds $20 per share of Common Stock, or (if less) at the highest rate then permitted by applicable law. Following the third anniversary date of the issuance date of the Notes, the Company shall apply this VWAP measurement test quarterly, in arrears. Dividends shall be on a pari passu basis with Series B Preferred Stock and in preference to any declaration or payment of dividends with respect to the Common Stock. The per share prices of Common Stock set forth in this section above shall be subject to adjustment for any Recapitalizations of the Common Stock.

(d)          Dividends Other than Cash. Subject to the foregoing, if the Company declares a distribution payable in securities of Persons other than the Company, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the Company shall pay holders of Series A Preferred Stock a proportionate share of any such distribution as though the holders of Series A Preferred Stock were the holders of the number of shares of Common Stock of the Company as if their shares of Series A Preferred Stock were converted into shares of Series B Preferred Stock and such shares of Series B Preferred Stock were converted into shares of Common Stock as of the record date fixed for the determination of the holders of Common Stock of the Company who are entitled to receive such distribution.

(e)          Fractional Shares. The Company shall issue any fractional shares of Series A Preferred Stock as fractional shares and shall not pay any fractional shares in cash.

4.           LIQUIDATION PREFERENCE

(a)          Preference. If any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), occurs, the Company shall pay the holders of the outstanding shares of Series A Preferred Stock out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus funds or earnings, pari passu with Series B Preferred Stock and before any payment is made in respect of the shares of Common Stock, an amount equal to the number of shares of Series A Preferred Stock multiplied by the Series A Preference Price, plus any and all accrued and unpaid dividends. In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the holders of the Series A Preferred Stock and to the holders of any pari passu securities are insufficient to pay the liquidation preference with respect to all of the outstanding shares of Series A Preferred Stock and of such pari passu securities, the Company shall distribute such assets ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

11

(b)          Certain Transactions. A consolidation or merger of the Company with or into any other entity, or a sale of all or substantially all of the assets of the Company (other than a sale or transfer to a wholly-owned Subsidiary of the Company), may, at the option of the holders of the Series A Preferred Stock, be deemed a “Liquidation Event” within the meaning of this Section 4 if the shares of stock of the Company outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving company (or of the acquirer of the Company’s assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the shares of Series A Preferred Stock then outstanding at any time within 30 days after written notice (which notice the Company shall give promptly) of the essential terms of such transaction has been given to the holders of the Series A Preferred Stock in the manner provided by law for the giving of notice of meetings of shareholders.

5.           CONVERSION

(a)          Right to Convert. Subject to Section 5(e) and Section 8, each holder of Series A Preferred Stock may convert at any time and from time to time all or any number of shares of Series A Preferred Stock held by the holder into such number of fully paid and nonassessable shares of Series B Preferred Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company, as is computed in accordance with the terms hereof (a “Conversion”).

(b)          Mandatory Conversion. If any holder of Notes converts such Notes into Series B Preferred Stock pursuant to the terms of the Notes, a Conversion of a pro rata portion of Series A Preferred Stock held by such Person shall be automatically effected as of the date of the conversion of the Notes.

(c)          Number of Shares of Series B Preferred Stock Upon Conversion. Each issued and outstanding share of Series A Preferred Stock shall be convertible into such number of shares of Series B Preferred Stock as is determined by dividing the Series A Preference Price, plus any and all accrued and unpaid dividends, by $5 (the “Conversion Rate”).

(d)          Conversion Notice. To convert shares of Series A Preferred Stock, or any portion thereof, the holder of Series A Preferred Stock shall send by electronic transmission, at any time prior to 11:59 p.m., local Denver, Colorado, U.S. time, on the date on which the holder wishes to effect such Conversion (the “Conversion Date”), (i) a notice of conversion to the Company stating the number of the Notes and shares of Series A Preferred Stock to be converted (a “Conversion Notice”) and (ii) a copy of the certificate or certificates representing the Series A Preferred Stock being converted. The holder shall thereafter send the original of such certificate or certificates by a reputable, national overnight delivery service to the Company. Except as otherwise expressly provided herein or in the Conversion Notice, each Conversion shall be deemed to have been effected as of the close of business on the date on which the original certificate(s) representing the Series A Preferred Stock being converted were surrendered for conversion at the principal office of the Company.

12

(e)          Delivery of Series B Preferred Stock Upon Conversion. As soon as possible after a Conversion has been effected (but in any event within two Trading Days following (i) the Conversion Date set forth in the Conversion Notice or (ii) the second Trading Day following the day on which the original certificate(s) representing the shares of Series A Preferred Stock being converted are delivered to the Company (or in the event of lost certificates, then such indemnification and security as may be reasonably required by the Company), the Company shall issue and deliver or cause to be issued and delivered to the holder of Series A Preferred Stock the number of shares of Series B Preferred Stock determined as provided herein. Shares of Series B Preferred Stock delivered to the holder may contain such restrictive legends as deemed necessary or appropriate by counsel to the Company. If the number of shares of Series A Preferred Stock to be converted is less than the number of shares of stock on the certificate(s) delivered to the Company, then the Company shall, along with the certificate for the shares of Series B Preferred Stock, issue and deliver or cause to be issued and delivered to the holder of Series A Preferred Stock a certificate for the number of shares of Series A Preferred Stock that are not converted.

(f)           Fractional Shares. The Company shall issue any fractional shares of Series B Preferred Stock as fractional shares and shall not pay any fractional shares in cash.

(g)          Notices. If (A) the Company engages in a Fundamental Transaction or (B) there is a dissolution or liquidation of the Company, the Company shall notify holders of the Notes, Series A Preferred Stock and Series B Preferred Stock of the proposed record or effective date, as the case may be, at least 10 days before such date.

(h)          Good Faith. The Company shall not, by amendment of its Articles of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by this Company under these Articles of Amendment, but will at all times in good faith assist in the carrying out of all the provisions of these Articles of Amendment and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion rights of the holders of the Series B Preferred Stock against impairment.

6.           Intentionally Omitted.

7.           VOTING RIGHTS

(a)          Voting with Common Stock; Supervoting. In addition to any other rights provided for herein or by law, the holders of Series A Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote (including, without limitation, the election of directors elected by holders of Common Stock), in the same manner and with the same effect as such Common Stock holders. In any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes (identical in every other respect to the voting rights of the holders of Common Stock entitled to vote at any regular or special meeting of the shareholders or by written consent) equal to 100,000 votes per share of Preferred A Stock held by such record holder, subject to adjustment for any Recapitalizations of the Common Stock.

13

(b)          Class Vote. If the holders of the Series A Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series A Preferred Stock (unless a different percentage is specifically required by these Articles of Amendment) shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series A Preferred Stock, such matter shall bind all holders of Series A Preferred Stock. Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock.

(c)          Vote Required for Issuance of Additional Preferred Stock. As long as any shares of Series A Preferred Stock remain outstanding, the consent of the holders of two-thirds of the then outstanding Series A Preferred Stock, voting as one class, together with any other series of preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, is necessary to permit, effect or validate the creation and issuance of any series of preferred stock of the Company that is senior as to, or pari passu with, the liquidation rights or dividend rights of the Series A Preferred Stock.

(d)          Vote Required for Amendment to Articles of Amendment. As long as any shares of Series A Preferred Stock remain outstanding, the consent of two-thirds of the holders of the then outstanding Series A Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, is necessary to repeal, amend or otherwise change these Articles of Amendment or the Articles of Incorporation of the Company, as amended, in a manner that would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock. For purposes of clarity, the Company shall not change the Conversion Rate of the Series A Preferred Stock without the consent of two-thirds of the holders of the then outstanding Series A Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose.

(e)          Information Rights. The Company shall provide to the holders of Series A Preferred Stock all reports, notices and other information delivered to the holders of Common Stock, at the same time and in the same manner as the holders of Common Stock.

8.           REDEMPTION

(a)          Optional Redemption by Holder. At the sixth anniversary date of the date of issuance of the Notes and Series A Preferred Stock (the “Redemption Date”), the holders of Series A Preferred Stock may cause the Company to redeem their Series A Preferred Stock, in whole or in part, at the Series A Preference Price (subject to adjustment for any Recapitalizations) (plus any accrued and unpaid dividends). The holders so requesting redemption shall provide the Company with no less than 30 days prior written notice of such requested redemption, which notice may be delivered at any time prior to or within 90 days after the six year anniversary date of the issuance of the Notes and Series A Preferred Stock. The Company’s obligation to redeem shares of Series A Preferred Stock under this Section 8(a) is dependent upon the surrender of the original certificate(s) representing such shares (or lost share affidavits). If the holders of Series A Preferred Stock do not elect to surrender their Series A Preferred Stock to the Company for redemption within the notice period as provided above, the dividends on the Series A Preferred Stock under Section 3(a) shall be automatically reduced to 0% following the expiration of the notice period following the Redemption Date.

14

(b)          Mandatory Redemption by Company. Subject to the terms of the Subordination Agreement and conversion rights of the holders of Series A Preferred Stock hereunder, upon the occurrence of a Fundamental Transaction, the Company shall redeem in full the shares of Series A Preferred Stock then outstanding at the Series A Preference Price (subject to adjustment for any Recapitalizations) (plus any accrued and unpaid dividends) and any dividends that the holders of Series A Preferred Stock would have received for the period from the date of such redemption to the Redemption Date. Redemption of shares of Series A Preferred Stock by the Company under this Section 8(b) is not dependent upon the surrender of the original certificate(s) representing such shares.

(c)          Payment of Redemption Price. The Company shall pay the redemption price to the holder of the shares of Series A Preferred Stock within three Business Days of the surrender of the original certificate(s) representing the Series A Preferred Stock being redeemed. Other than as set forth herein, the Series A Preferred Stock shall not be subject to further calls or assessments by the Company. In the event that Company fails to pay all or any portion of the redemption price on the date it is due, the unpaid amount shall accrue interest for the benefit of the holder of the Series A Preferred Stock at the highest rate permitted by law.

9.           PURCHASE RIGHTS. Except with respect to Excluded Securities, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Company shall issue to each holder of Series A Preferred Stock, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon conversion of such holder’s Series B Preferred Stock (acquirable upon conversion of such holder’s Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

10.         NO REISSUANCE OF PREFERRED STOCK. The Company shall not reissue any share or shares of Series A Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise, and the Company shall cancel, retire and eliminate all such shares from the shares that the Company is authorized to issue.

11.         PROTECTIVE PROVISIONS

As long as any amount remains due and outstanding under the Notes or any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the Company and each of its Subsidiaries and its Managed PCs are subject to the following restrictions:

(a)          Incurrence of Indebtedness. The Company shall not, and the Company shall not permit any of its Subsidiaries or its Managed PCs to, directly or indirectly, incur, guarantee, or assume any Indebtedness, other than (i) the Indebtedness evidenced by the Notes and (ii) Permitted Indebtedness.

15

(b)          Existence of Liens. Other than Permitted Liens, the Company shall not, and the Company shall not permit any of its Subsidiaries or its Managed PCs to, directly or indirectly, allow or suffer to exist any Liens to the extent such Lien is upon or in a material portion of (x) the Company’s property and assets or (y) the property and assets of the Company and its Subsidiaries and Managed PCs taken as a whole on a consolidated basis; unless, all payment obligations under the Notes are secured on an equal and ratable basis as the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien;

(c)          Dilutive Issuances. Other than pursuant to any Approved Stock Plan and except for the issuance of Excluded Securities, the Company shall not, in any manner, issue or sell any Common Stock or Common Stock Equivalents unless the purchase, conversion, exchange or exercise price, as applicable, of any such security cannot be less than the then applicable conversion price of Series B Preferred Stock. The Company shall not, in any manner, enter into or affect any Dilutive Issuance if the effect of such Dilutive Issuance is to cause the Company to be required to issue upon conversion of any Series A Preferred Stock (assuming conversion of Series A Preferred Stock into Series B Preferred Stock) any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Notes, Series A Preferred Stock and Series B Preferred Stock without breaching the Company’s obligations under the rules or regulations of the Trading Market on which the Common Stock is then listed or quoted.

(d)          Additional Issuances of Preferred Stock or Convertible Notes. The Company shall not issue, designate or authorize the issuance of any shares of preferred stock or Common Stock Equivalents having rights, preferences or privileges senior to or on parity with the Common Stock, other than in connection with the conversion of the Notes, the issuance of any such Series A Preferred Stock or Series B Preferred Stock pursuant to the terms of the Securities Purchase Agreement, or the conversion of any such Series A Preferred Stock or Series B Preferred Stock pursuant to the terms of the Securities Purchase Agreement.

(e)          Distributions. The Company shall not declare or pay any dividends or make any distribution of any kind on the Company’s capital stock other than dividends on the Series A Preferred Stock and the Series B Preferred Stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock, any options, any convertible securities or other rights to acquire shares of capital stock of the Company, except for the repurchase of such securities from employees or consultants to the Company at the original issue price paid therefor pursuant to contractual rights of the Company upon the termination of such employees’ or consultants’ employment by or provision of service to the Company, provided that (A) the Company has a repurchase right with respect to such securities, (B) no event of default under the Notes exists either immediately prior to or after giving effect to such repurchase, and (C) the total amount paid in connection therewith by the Company does not exceed $50,000 in any fiscal year.

16

(f)           Sale of Subsidiary or Managed PC. Without prior approval of holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall not, and shall not permit any of its direct or indirect Subsidiaries or its Managed PCs to, sell, transfer, cause to be sold or transferred, or otherwise dispose of, any interest in a Subsidiary or Managed PC of any Person (including through merger, spin-off or consolidation) that is greater in the aggregate than 10% of the Company’s market capitalization as of the date thereof. Notwithstanding the foregoing, interests in the Managed PCs may be sold or transferred in the ordinary course of business in connection with the retirement, termination or other transition of dentists of the Managed PCs who own such interests.

(g)          Sale of Assets. Without prior approval of holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall not, and shall not permit any of its direct or indirect Subsidiaries or its Managed PCs to, sell, license, transfer or otherwise dispose of any interest in any of such Person’s assets (including through merger, spin-off or consolidation), except for sales of inventory in the ordinary course of business, licenses or sublicenses of rights in intellectual property on a non-exclusive or other limited basis in the ordinary course of business and sales of obsolete equipment, other than for sales in the aggregate for less than 10% of the Company’s market capitalization as of the date thereof.

(h)          Changes in Business. The Company shall not enter into or engage in any business other than that (i) carried on (or contemplated to be carried on) as of the date hereof or (ii) substantially similar and related to the business of the Company carried on as of the date hereof.

(i)           Liquidation. Without prior approval of holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall not liquidate or dissolve the Company or any of its material Subsidiaries or material Managed PCs.

(j)           Asset Acquisitions. Without prior approval of holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company will not, and will cause each of its direct or indirect Subsidiaries not to, acquire any assets with an aggregate value in excess of $1,000,000.

(k)          Amendment of Governing Documents. Except as provided in the Securities Purchase Agreement, the Company shall not amend, supplement or otherwise modify any of the provisions of the Company’s Governing Documents in a manner that would be materially adverse to the holders of Series A Preferred Stock and shall not amend, alter, modify or change the rights, preferences or privileges of Common Stock.

(l)           Search Committee. For as long as any Notes or any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, if a Failed Financial Covenant (as defined in the Fifth Amendment) occurs under the Guaranty Bank Agreement, the board of directors of the Company shall immediately establish and maintain the existence of a special committee of the board of directors, with the Investor Directors constituting a majority of the members of the Committee, with (i) the power to initiate searches for, and to recruit, retain and replace the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company, (ii) the ability to retain an executive search firm, at the Company’s expense, to manage any search for Chief Executive Officer, Chief Financial Officer and Chief Operating Officer initiated by the Search Committee and (iii) the ability to engage such advisors, at the Company’s expense, as necessary to assist with the Search Committee’s efforts. The foregoing shall not in any way abrogate the Investor Directors’ fiduciary duties to act in the best interest of all shareholders of the Company.

17

(m)          Management. Without prior approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall not hire or terminate the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer.

12.         BOARD SIZE AND INVESTOR DIRECTORS

(a)          At or prior to the initial issuance date of the Notes and Series A Preferred Stock, the board of directors of the Company shall take all actions necessary to cause and accept the resignation of two of its current directors and to cause two individuals designated by the initial Investors (in such capacity, each, an “Investor Director” and together with any successors or other directors designated by the Investors pursuant to this Section 12, the “Investor Directors”) to be appointed to the board of directors of the Company.

(b)          From and after the initial issuance date of the Notes and Series A Preferred Stock, as long as any amount remains due and outstanding under the Notes or any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the holders of a majority of the total number of outstanding shares of Common Stock (on an “as-converted basis”), issued or issuable upon conversion of the Notes and Series A Preferred Stock (assuming conversion of (i) the Notes and Series A Preferred Stock into Series B Preferred Stock and (ii) Series B Preferred Stock into Common Stock), held by the initial Investors (and any subsequent Investor designated by the initial Investors) (the “Approved Holder Majority”) have the exclusive right (but not the obligation), voting separately as a class, to designate to the board of directors of the Company two Investor Directors (subject to increase as set forth in the following sentence). Additionally, if the Company fails to meet the Performance Targets, the Approved Holder Majority shall have the exclusive right (but not the obligation), voting separately as a class, to designate to the board of directors of the Company a third Investor Director, and the board of directors of the Company shall take all actions necessary to cause and accept the resignation of one additional current director and cause such third Investor Director to be appointed as a director on the board of directors of the Company. If the Company fails to meet any of the Modified Performance Targets, the board of directors of the Company shall immediately form a special committee of the board of directors, chaired by one of the Investor Directors and consisting solely of independent directors, with (i) the power to initiate searches for, and to recruit, retain or replace the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company, (ii) the ability to retain an executive search firm, at the Company’s expense, to manage any search for Chief Executive Officer, Chief Financial Officer and Chief Operating Officer initiated by the Search Committee, and (iii) the ability to engage such advisors, at the Company’s expense, as necessary to assist with the Search Committee’s efforts. The foregoing shall not in any way abrogate the Investor Directors’ fiduciary duties to act in the best interest of all shareholders of the Company.

(c)          The Company and its board of directors shall designate at least one Investor Director to each committee of its board of directors, whether now existing or formed at any time in the future, to the extent permitted by applicable SEC and Trading Market requirements.

18

(d)          The Company shall take all actions necessary to cause any Investor Directors whose terms are expiring to be included in the slate of nominees recommended by the board of directors of the Company to the Company’s shareholders for election as directors at each meeting of the Company’s shareholders called for the purpose of electing directors (and/or in connection with any election by written consent), and the Company shall use its best efforts to cause the election of each such Investor Directors, including (i) voting or providing a written consent or proxy and soliciting proxies in favor of the election of such nominees, (ii) causing the adoption of shareholders’ resolutions and amendments to the Governing Documents, (iii) executing required agreements and instruments, (iv) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result, and (v) as long as the Investors have the rights described under Section 12, not nominating or recommending the election of any other candidates against or in replacement of such Investor Directors.

(e)          Each Investor Director shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal; any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Approved Holder Majority; and each Investor Director may, during his or her term of office, be removed at any time, without cause, by and only by the Approved Holder Majority.

(f)           At all times while an Investor Director is serving as a member of the board of directors of the Company, and following any such Investor Director’s death, disability, resignation or removal, such Investor Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the board of directors of the Company. The Company or any successor to the Company shall maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Investor Directors on terms that are no less favorable than the coverage provided to other directors of the Company.

(g)          If, following such time when no amount remains due and outstanding under the Notes and no shares of Series A Preferred Stock and Series B Preferred Stock remain outstanding, the Investors beneficially own at least 10% of the total number of outstanding shares of the Company’s Common Stock, the Investors may request the Company to enter into a shareholders’ agreement reflecting the rights set forth in this Section 12, which the Company and the Investors shall enter into as promptly as practicable after such request (but, in any event, no later than 30 days after such request).

(h)          Without prior approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding, (A) the Company shall not modify the size of its board of directors, and (B) the size of the board, including the Investor Directors, shall not exceed seven total directors.

13.         MISCELLANEOUS

(a)          Non-Detachability and Transfer of Series A Preferred Stock. Shares of Series A Preferred Stock may only be purchased, sold or otherwise transferred together with the Notes. Upon repayment of the Notes in full, holders of Series A Preferred Stock shall surrender their original certificate(s) of Series A Preferred Stock to the Company for Conversion pursuant to Section 5(b) and cancellation and retirement.

19

(b)          Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation or such certificate if mutilated, the Company shall execute and deliver to the holder a new certificate identical in all respects to the original certificate.

(c)          Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to these Articles of Amendment shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by electronic transmission to the email address set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day, or on the next Business Day if sent by electronic transmission to the email address set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day; (c) three Business Days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as follows (If to the Company, Birner Dental Management Services, Inc., 1777 S. Harrison Street, Suite 1400, Denver, Colorado 80210, attention: Fred Birner, email: fbirner@birnerdental.com, or such other address and email address as the Company shall designate from time-to-time as its principal office and main email address, and if to any holder of Series A Preferred Stock, to such address designated by such holder in writing to the Company); (d) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth above with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (e) when received by another party. A party may change or supplement the addresses given above, or designate additional addresses (or electronic addresses for electronic transmissions), for purposes of this Section 13(c) by giving the other party written notice of the new address in the manner set forth above.

(Remainder of page intentionally left blank; signature page follows)

20

IN WITNESS WHEREOF, the Company has duly executed these Articles of Amendment of Series A Convertible Preferred Stock this 27th day of December, 2017.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

By:	/s/ Dennis N. Genty
Name:	Dennis N. Genty
Title:	Chief Financial Officer

[Signature Page to Articles of Amendment of Series A Convertible Preferred Stock]